Exhibit 3

Names and addresses of the Underwriters of the Republic’s 2.50% Notes due 2008

Republic of Italy
Underwriters’ Addresses in relation to the Republic’s US$2,000,000,000
2.50% Global Notes due July 15, 2008

Lehman Brothers Inc.	745 Seventh Avenue New York, NY 10019 United States

Morgan Stanley & Co. International Limited	20 Cabot Square London E14 4QW England

UBS Limited	1 Finsbury Avenue London EC2M 2PP England

ABN AMRO Bank N.V.	250 Bishopsgate London EC2M 4AA England

Citigroup Global Markets Inc.	390 Greenwich Street New York, NY10013 United States

Crédit Agricole Indosuez	9, Quai du Président Paul Doumer 92920 Paris La Défense Cedex France

Credit Suisse First Boston (Europe) Limited	One Cabot Square London E14 4QJ England

Deutsche Bank AG London	Winchester House 1 Great Winchester Street London EC2N 2DB England

Goldman Sachs International	Peterborough Court 133 Fleet Street London EC4A 2BB England

J.P. Morgan Securities Ltd.	125 London Wall London EC2Y 5AJ England

Merrill Lynch International	Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ England

Nomura International plc	Nomura House 1 St. Martin’s-le-Grand London EC1A 4NP England

UniCredit Banca Mobiliare S.p.A	Via Tommaso Grossi, 10 Milan 20121 Italy